For Immediate Release:  Financial and Business Editor . . . July 11, 2006

The Bank Holdings Warrant Exercise Concludes

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank, today announced conclusion of the exercise period for its common stock warrants (TBHSW – CUSIP No. 88331E112). Chairman and CEO Hal Giomi advised 323,738 warrants were exercised generating $3,390,600.17 in additional capital for the company. He stated 2,458 warrants or less than 0.75% of the 326,196 warrants originally issued were not exercised as of the June 30, 2006 deadline.

“We are pleased with the strong showing in the exercise of warrants by our shareholders,” said Mr. Giomi. “The warrants provided a unique opportunity for shareholders to purchase additional shares of the company’s common stock at a price substantially less than the current market. The success of the warrant exercise demonstrates our shareholders’ continued support of our efforts and business operations.”

The warrants were issued in March 2004 in conjunction with the company’s secondary common stock offering and shareholders received one warrant for each five shares of common stock purchased. Warrants were originally exercisable from the period March 22, 2006 to May 21, 2006; the company later extended the exercise period to June 30, 2006 with a three-day broker protect period thereafter. The warrants were exercisable at $11.00 per share, adjusted for a 5% stock dividend paid on January 3, 2006. Warrant holders received one share of common stock for each warrant exercised upon forwarding their warrant certificates and sufficient funds to the offices of the company. Warrants not exercised by June 30, 2006 expired and may no longer be exercised or traded.

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank. The bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. The bank currently has contributed capital of approximately $30 million and operates five branches; two in Reno, one in Incline Village, one in Sparks, and one in Roseville, California, which is separately branded as Silverado Bank. An FDIC approved branch office in the vicinity of Rancho Cordova, California is scheduled to open during the third quarter of 2006. The President of the bank, David A. Funk, is a long-time banker and resident of the Reno area. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer. The company also operates two subsidiary qualified exchange intermediary companies, Rocky Mountain Exchange, of Bozeman, Montana, and Granite Exchange, of Roseville, California. These companies were acquired during March, 2006 and perform tax- deferred property exchanges under Internal Revenue Code Section 1031.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national, Nevada and California economies, the company’s abilities to attract and retain skilled employees, customers’ service expectations, the company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,
Please review the Company’s Form 10-KSB as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or
Jack Buchold, Chief Financial Officer
The Bank Holdings, or www.thebankholdings.com
Nevada Security Bank or www.nevadasecuritybank.com
Mailing Address: P. O. Box 19579 (89511)
Physical Address: 9990 Double R. Blvd. (89521)
Reno, Nevada
Phone:  775-853-8600
FAX:    775-853-2056